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                                                                    Exhibit 3.7

                          CERTIFICATE OF INCORPORATION
                                       OF
                      PRIME FOODS DEVELOPMENT CORPORATION

     FIRST: The name of the Corporation is PRIME FOODS DEVELOPMENT CORPORATION (hereinafter the "Corporation").

     SECOND: The address of its registered office in the State of Delaware and the name of its registered agent at such address is National Corporate Research, Ltd., 9 East Loockerman Street, Dover, Delaware 19901.

     THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

     FOURTH: The Corporation shall have authority to issue 10,000 shares of common stock, par value $.01 per share. The holders of capital stock of the Corporation shall not have any pre-exemptive rights.

     FIFTH: The name and mailing address of the incorporator is as follows:

              Carl Seldin Koerner, Esq.
              Koerner Silberberg & Weiner
              33 Irving Place, 11th Floor
              New York, New York 10003

     SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

              (1) The business and affairs of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be managed by or under the direction of the Board of Directors.

              (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

              (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. The number of directors shall initially be fixed at one. Election of directors need not be by written ballot unless the By-Laws so provide.

              (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary

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                damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty if loyalty to the Corporation or its stockholders, (ii) for acts or commissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
                Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                (5) In addition to the powers and authority hereinafter or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and By-Laws adopted by the incorporator, provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

        EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receives appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or if the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been
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made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        NINTH: The Corporation reserves the right to amend, alter,change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named for the purpose of forming a corporation pursuant to the GCL, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of May, 1994.


                                        /s/ Carl S. Koerner
                                        -----------------------------------
                                        Carl S. Koerner, Incorporator

STATE OF NEW YORK }
                  :  SS.:
COUNTY OF NEW YORK}

BE IT REMEMBERED that on the 27th day of May, 1994 personally appeared before me, Jodi M. Clark, a notary public for the State of New York, Carl. S. Koerner, the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said Certificate of his act and deed and that the facts therein stated are true.

        GIVEN under my hand and seal of office the day and year aforesaid.


                                        /s/ Jodi M. Clark
                                        -------------------------------------
                                        Notary Public, State of New York
                                        No. 24-4845815
                                        Qualified in Suffolk County
                                        Commission Expires April 30, 1995